                                                                    Exhibit 99.1

[Logo Schering-Plough]
                                                                    News Release

                                                     Schering-Plough Corporation
                                                        2000 Galloping Hill Road
                                               Kenilworth, New Jersey 07033-0530

--------------------------------------------------------------------------------
FOR RELEASE:  IMMEDIATELY                   Media Contact:  Steve Galpin, Jr.
                                                            (908) 298-7415
                                         Investor Contacts: Alex Kelly
                                                            Lisa W. DeBerardine
                                                            Janet M. Barth
                                                            (908) 298-7436


        SCHERING-PLOUGH REPORTS FINANCIAL RESULTS FOR 2004 SECOND QUARTER
        -----------------------------------------------------------------

KENILWORTH, N.J., July 21, 2004 - Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2004 second quarter, including lower comparative sales and earnings versus the 2003 period. The financial results reflect difficult comparisons with the year-ago period and were affected by several factors, including: lower sales for certain key profit-generating products and the impact from the loss of U.S. exclusivity on REBETOL for hepatitis C; an expense related to a licensing agreement for a new antibiotic in development; the absence of LOSEC revenues; higher interest expense from the long-term debt issued in the 2003 fourth-quarter; investments in sales and marketing support; additional spending in connection with Food and Drug Administration (FDA) consent decree, compliance and quality-systems obligations; and costs associated with efforts to reduce overall payroll and related expenses.

     "Second quarter results are consistent with the tough financial comparisons we expected for 2004," said Fred Hassan, Schering-Plough chairman and CEO. "While we still expect 2004 to be a difficult year and for earnings - excluding unusual items - to be below those of 2003, we are also starting to see some early signs of sequential stabilization versus the prior quarter. We are encouraged by the continuing steady growth of ZETIA for high cholesterol. And we are looking forward to the U.S. approval and launch of our cholesterol-lowering agent VYTORIN, which will offer patients a powerful new treatment option for high cholesterol. The potential of this exciting product may also benefit from the new and more aggressive cholesterol-lowering recommendations just issued by health experts for patients at high risk of heart attacks. We have said that VYTORIN will be pivotal to achieving our anticipated turnaround beginning in 2005, so its U.S. approval will mark an important event for this company."

     VYTORIN (ezetimibe/simvastatin) is a new cholesterol-lowering therapy being developed and marketed in partnership with Merck & Co., Inc. VYTORIN contains ZETIA (ezetimibe), a cholesterol-absorption inhibitor discovered by Schering-Plough, and Merck's Zocor (simvastatin) statin product in a single tablet. The dual-inhibition product has been approved for marketing in several countries, including Germany and Mexico. Clinical trials have shown that patients taking ezetimibe with simvastatin achieved significantly greater reductions in LDL cholesterol across the dosing ranges studied than leading statin therapies. As a result, VYTORIN is expected to be well positioned to compete in the critical and growing high-efficacy space of the cholesterol-lowering market, especially now with new recommendations for even lower LDL cholesterol goals.

     "Physicians' positive experience with ZETIA is generating enthusiasm in the marketplace," Hassan added. "With our partner Merck, we look forward to a successful launch of VYTORIN in the world's largest pharmaceutical market and the world's largest treatment category."

     Hassan said Schering-Plough is relentlessly pursuing cost reductions in conjunction with its drive to upgrade the company's global infrastructure in facilities, technologies and organizational teams. "We have achieved the goal we set for ourselves with the Value Enhancement Initiative," said Hassan, "and we're continuing to look for ways to extract costs that can be reinvested more productively elsewhere." Announced in August 2003, the VEI program was designed to increase efficiencies and achieve annual savings in excess of $200 million that can then be reinvested. Savings are being reinvested in growth-driving priorities in research, manufacturing and compliance, licensing and other opportunities, and in strengthening the company's sales forces to prepare for the global launch of VYTORIN.

     "Although we still face considerable challenges, I am pleased with the overall progress we are making," added Hassan. "We are working through the Stabilization and Repair phases of our five-stage Action Agenda and continue to look forward to a turnaround anticipated to begin in 2005. Our commitment to business integrity, quality and compliance remains at the center of this strategy."

Second Quarter 2004 Results
---------------------------

Schering-Plough reported a loss for the 2004 second quarter of $65 million or 4 cents in diluted earnings per share compared with net income of $182 million and diluted earnings per share of 12 cents in the 2003 period. The company recorded a charge to R&D expense in the 2004 second quarter of $80 million, or 4 cents per diluted share (as measured using the company's effective tax rate), related to an upfront payment in conjunction with the licensing from Toyama Chemical Co. Ltd. of garenoxacin, a quinolone antibiotic in development. Special charges in the 2004 second quarter totaled $42 million or

2 cents per diluted share (as measured using the company's effective tax rate). The special charges related to employee-termination costs stemming from reductions in the company's global workforce.

     Second quarter 2004 net sales of $2.1 billion were 7 percent lower than the $2.3 billion in the 2003 period and included a favorable foreign exchange impact of 3 percent. Second quarter sales of Prescription Pharmaceuticals totaled $1.6 billion, down 12 percent, while Consumer Health Care sales rose 19 percent to $317 million and Animal Health sales grew 9 percent to $186 million. Consolidated U.S. net sales were $827 million, down 21 percent, and net sales outside the United States were $1.3 billion, up 5 percent, including a 6 percent favorable impact from foreign exchange and the seasonal aspect of the allergy business. Outside the United States, sales for the second quarter of 2004 reflected unfavorable comparisons due to the absence of LOSEC revenues in Europe, as the company's agreement with AstraZeneca ended in the 2003 third quarter; LOSEC revenues in the 2003 second quarter were $39 million.

     Global cholesterol franchise sales, which include ZETIA and VYTORIN, totaled $247 million in the 2004 second quarter compared with sales of $123 million in the comparable 2003 period. ZETIA has now been approved in 65 countries. In the United States, more than 9 million prescriptions have been written for the product since its U.S. launch in November 2002, according to IMS Health. The company utilizes the equity method of accounting for its cholesterol joint venture with Merck. Under the equity method, the company records its share of the operating profits less its share of the research and development costs in "Equity income from cholesterol joint venture." U.S. ZETIA sales exceeded a pre-defined annual sales level, as stipulated in the joint venture contract, during the second quarter of 2004. As a result, profit from U.S. sales of ZETIA will be split 50/50 for the remainder of the year, down from a previously higher profit split. "Equity income from cholesterol joint venture" for Schering-Plough totaled $77 million in the 2004 second quarter. Operating profit excludes the cost of the company's sales forces throughout the world. The company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in the "Equity income from cholesterol joint venture" and are borne by the overall cost structure of Schering-Plough.

     Prescription Pharmaceuticals sales in the 2004 second quarter reflected a significant decline in sales for the company's hepatitis C products versus the year-ago period, as expected, due to ongoing competition in a market that has been contracting. Global sales of PEG-INTRON were down 42 percent to $144 million. Sales of REBETOL were down 55 percent to $88 million due to branded competition and the 2004 second quarter launch of U.S. generic competition, which is expected to result in sharply reduced REBETOL sales going forward. The company has been successful in gaining acceptance by physicians and patients of its new PEG-INTRON REDIPEN precision-dosing pen for hepatitis C patients following the product's February launch in the U.S. market.

     The company's allergy franchise continued to face intense competitive pressures in the United States. Second quarter 2004 global CLARINEX sales were $226 million, up 3 percent. Sales outside the United States climbed 34 percent to $100 million in the second quarter due to market share gains and continued conversion from prescription CLARITIN. U.S. sales declined 13 percent to $126 million due to the continued contraction in the U.S. prescription antihistamine market, stemming from the late-2002 introduction of over-the-counter (OTC) CLARITIN and other branded and non-branded nonsedating antihistamines, coupled with market share declines. Global NASONEX sales were down 11 percent to $156 million primarily due to trade buying patterns in 2003 coupled with a decline in U.S. market share. In international markets, NASONEX sales of $71 million were 18 percent higher due to market share gains and market growth.

     Leading the prescription products recording higher sales in the 2004 second quarter was REMICADE, a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (excluding Japan and certain Far East markets) for rheumatoid arthritis, Crohn's disease and ankylosing spondylitis. REMICADE sales in the 2004 second quarter rose 44 percent to $182 million, benefiting from greater medical use and expanded indications. Oncology products posting higher sales in the quarter included TEMODAR, a treatment for certain types of brain tumors, up 17 percent to $102 million; and CAELYX, for the treatment of ovarian cancer, metastatic breast cancer and Kaposi's sarcoma, up 34 percent to $35 million. Sales of SUBUTEX, a treatment for opiate addiction sold in certain countries outside the United States, rose 31 percent to $47 million.

     In Consumer Health Care, sales rose 19 percent to $317 million in the second quarter. Sales of OTC CLARITIN rose 22 percent to $117 million in the second quarter primarily due to trade inventory adjustments in the second quarter of 2003. Sun care sales rose 60 percent to $78 million due to the timing of orders and shipments, coupled with favorable weather conditions. Sales of foot care products rose 7 percent to $89 million.

     Sales of Animal Health products totaled $186 million in the second quarter of 2004, up 9 percent, including a favorable foreign exchange impact of 6 percent.

     The company's ratio of gross margin to sales was 63.2 percent for the 2004 second quarter versus 66.0 percent in the 2003 period. The lower ratio was primarily due to: lower production volumes coupled with increased spending related to the FDA consent decree and efforts to upgrade the company's global infrastructure; an unfavorable change in product sales mix (primarily higher sales of lower-margin products); and the absence of European LOSEC revenues. On a sequential basis, the company noted that the second quarter gross margin ratio was consistent with the prior quarter after factoring in the impact of seasonality with respect to CLARINEX sales. Schering-Plough said its ongoing focus on operational excellence in all key functions, including compliance and quality, continues to increase the overall cost structure of the company.

     Selling, general and administrative expenses rose 4 percent to $979 million in the second quarter of 2004, primarily reflecting the expansion of the field force to prepare for the VYTORIN launch as well as the impact of foreign exchange.

     Research and development spending for the second quarter totaled $451 million, up 22 percent, including the $80 million milestone payment related to the Toyama agreement.

     The "Other, net" line reflects higher net interest expense from increased borrowings including higher borrowing costs associated with the long-term debt issued in the 2003 fourth quarter. As of June 30, 2004, the estimated annual effective tax rate was approximately 20 percent.

Recent Developments
-------------------
The company also reviewed recent significant developments, including:

o European Union approval in June of REMICADE as first-line therapy for the treatment of early rheumatoid arthritis in combination with methotrexate.

o New Drug Application (NDA) for posaconazole oral suspension accepted for filing in July by the FDA for the treatment of certain invasive fungal infections in patients 13 years of age and older. The NDA was submitted to FDA in May.

o Definitive license agreement reached in June with Toyama Chemical Co. Ltd. for garenoxacin, Toyama's proprietary quinolone antibacterial agent in late-stage development. Under the agreement, Toyama granted Schering-Plough exclusive rights to develop, use and sell garenoxacin worldwide, excluding Japan, Korea and China.

o Positive clinical results reported in June at the American Society of Clinical Oncology on TEMODAR (temozolomide) in increasing survival rates when used with radiation as first-line treatment in patients with glioblastoma multiforme, a common and aggressive form of brain cancer.

o Positive opinion issued in June by European Medicines Agency recommending approval of a shorter 24-week course of PEG-INTRON and REBETOL combination therapy for patients chronically infected with hepatitis C virus genotypes 2 or 3.

o In light of changing research and development priorities, a decision was made to seek outside partners for the future development of a pure anti-estrogen. Post-menopausal studies in Phase II had been on hold pending the outcome of FDA guidance on hormone replacement therapy products. This agent will no longer appear on the company's published Product Pipeline.

o    Agreement reached in June with the U.S. Securities and Exchange Commission
     (SEC) to settle issues related to compliance with the books and records and internal accounting control provisions of the U.S. Foreign Corrupt Practices Act by a Schering-Plough subsidiary in Poland.

o Agreement reached in May with the Attorney General's Office of the State of Texas to settle issues related to reimbursement by Texas' Medicaid program of albuterol sulfate solution and inhaler asthma products.

o Moody's Investor Service on July 14 lowered its long-term senior unsecured credit rating on the company from "A3" to "Baa1" and confirmed its short-term credit rating of "Prime-2." Moody's reported that the company's ratings outlook is negative.

Second Quarter 2004 Conference Call and Webcast
-----------------------------------------------
Schering-Plough will conduct a conference call today at 7 a.m. (EDT) to review the second quarter results. To listen live to the call, dial 1-706-634-5003. A replay of the call will be available starting at approximately 10 a.m. on July 21 through 5 p.m. on July 23. To listen to the replay, dial 1-706-645-9291 and enter the conference ID #7994435.

     A live audio webcast of the conference call also will be available to all interested parties by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the "Presentations/Webcasts" link. A replay of the webcast will be available starting at approximately 11 a.m. on July 21 through 5 p.m. on July 28.

     DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements relating to the company's business prospects, earnings outlook, anticipated turnaround and resulting growth prospects, and savings goals relating to productivity and efficiency initiatives. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties, including the market viability of the company's marketed and pipeline products, including the current and pipeline products in the company's joint venture with Merck; possible changes in business strategies and the ability to successfully implement those business strategies; general market and economic factors; competitive product development; market acceptance of new products; product availability; current and future branded, generic or OTC competition; federal and state regulations and legislation; the research and regulatory processes for new products and indications; existing and new manufacturing issues that may arise; trade buying patterns; patent positions; litigation and investigations; and instability or destruction in a geographic area important to the company due to reasons such as war. For further details and a discussion of these and other risks and uncertainties, see the company's past and future Securities and Exchange Commission filings, including the company's 8-K being filed today. The company does not assume any obligation to update any forward-looking statements.

     Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough's vision is to earn the trust of the physicians, patients and customers served by its more than 30,000 people around the world.


                                      # # #




53-0704

SCHERING-PLOUGH CORPORATION

Report for the second quarter ended June 30 (unaudited):
(Amounts in millions, except per share figures)



                                                Second Quarter                     Six Months
                                      -------------------------------   ---------------------------------

                                          2004        2003          %        2004        2003          %
                                         -------     -------       --     -------     -------         --


Net Sales ..........................   $ 2,147     $ 2,308         (7)    $ 4,110     $ 4,389         (6)
Cost of Sales ......................       790         784          1       1,530       1,442          6
Selling, General
   and Administrative ..............       979         938          4       1,893       1,780          6
Research and Development a/ ........       451         369         22         824         691         19
Other, Net .........................        43          (4)       N/M          78           8        N/M
Special Charges b/ .................        42          20        N/M         112          20        N/M
Equity (Income)/Loss from
   Cholesterol Joint Venture .......       (77)        (26)       N/M        (154)          4        N/M
                                         -------    -------

(Loss)/Income Before Income Taxes ..       (81)        227        N/M        (173)        444        N/M
Income Tax Benefit/(Expense) .......        16         (45)       N/M          35         (89)       N/M
                                        -------     -------                 -------    -------
Net (Loss)/Income ..................   $   (65)    $   182        N/M     $  (138)    $   355        N/M
                                        =======     =======                 =======    =======

Diluted (Loss)/Earnings per
   Common Share ....................   $ (0.04)    $  0.12        N/M     $ (0.09)    $  0.24        N/M
                                        =======     =======                 =======    =======

Effective Tax Rate .................     20.0%       20.0%                  20.0%       20.0%

Average Common Shares
   Outstanding - Diluted ...........     1,472       1,471                  1,471       1,471

Actual Number of Common Shares
   Outstanding at June 30 ..........     1,472       1,469                  1,472       1,469



N/M - Not a meaningful percentage

a/ Research and development in the second quarter 2004 and first six months of 2004 includes an $80 million upfront payment in conjunction with the licensing from Toyama Chemical Company LTD. of garenoxacin, a quinolone antibiotic in development.

b/ Special Charges for the second quarter ended June 30, 2004 included $42 million of employee termination costs. Special charges for the six months ended June 30, 2004 included $86 million of employee termination costs and $26 million of asset impairment charges primarily related to the company's anticipated exit from a small European research-and-development facility. Special Charges for 2003 included $20 million of asset impairment charges related to manufacturing facility assets.

The Company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in the "Equity income from cholesterol joint venture" and are borne by the overall cost structure of Schering-Plough.

'

SCHERING-PLOUGH CORPORATION

Report for the second quarter ended June 30 (unaudited):

Net Sales by Major Product:
(Dollars in Millions)


                                                          Second Quarter                               Six Months
                                                  -----------------------------------       ---------------------------------
                                                          2004         2003         %               2004        2003        %
                                                          ----         ----         -               ----        ----        -

GLOBAL PHARMACEUTICALS                                  $1,644       $1,871        (12)           $3,125      $3,517     (11)
             Clarinex / Aerius                             226          219          3               356         392      (9)
             Remicade                                      182          126         44               347         240      45
             Nasonex                                       156          175        (11)              296         254      17
             PEG-Intron                                    144          247        (42)              293         469     (38)
             Temodar                                       102           87         17               188         146      28
             Intron A                                       89          125        (29)              158         199     (21)
             Rebetol                                        88          196        (55)              187         415     (55)
             Claritin Rx *                                  82           90         (9)              173         179      (3)
             Integrilin                                     78           92        (15)              151         181     (16)
             Subutex                                        47           36         31                91          66      37
             Elocon                                         46           41         13                84          80       6
             Caelyx                                         35           26         34                70          49      43

CONSUMER HEALTH CARE                                       317          266         19               629         559      12

OTC                                                        150          135         11               306         291       5
        OTC Claritin                                       117           97         22               234         225       4

FOOT CARE                                                   89           83         7                166         145      14

SUN CARE                                                    78           48        60                157         123      28

ANIMAL HEALTH                                              186          171         9                356         313      14

CONSOLIDATED NET SALES                                  $2,147       $2,308        (7)            $4,110      $4,389      (6)
                                                        ======       ======                       ======      ======



* Includes international sales of Claritin Rx only. Canadian sales of Claritin are now reported in the OTC Claritin line within Consumer Health Care. The prior period has been reclassified accordingly.

Global cholesterol franchise sales, which include Zetia and Vytorin, totaled $247 million in the 2004 second quarter and $436 million for the six month period.


NOTE: Certain prior period amounts have been reclassified to conform to the current year presentation.

      Additional information about U.S. and international sales for specific products is available by calling the company or visiting the investor relations Web site at http://ir.schering-plough.com.


                                     # # #